Addendum dated August 20, 2010 to Supply Agreement dated May 2, 2008 between Nautilus, Inc., Treuriver Investments LIMITED, and Land America Health and Fitness Co. Ltd.

This Addendum to the Supply Agreement (hereinafter “Addendum”), dated August 20, 2010 and effective January 1, 2011, supplements and amends the Supply Agreement dated May 2, 2008 (hereinafter “Supply Agreement”) as hereinafter set forth and according to the following terms:

Article 1 Definitions:

The definition of “New Products” is eliminated.

Article 3 Price:

The Preamble in Article 3 is eliminated in its entirety and replaced with the following: “The per unit purchase price payable by Purchaser to Suppliers for each Product purchased hereunder is set forth in a confidential memorandum that has been approved and agreed upon by the Parties in connection with the negotiation of this Addendum (the “Unit Price Schedule”). The Prices set forth in the Unit Price Schedule attached as Exhibit A to this Addendum shall be valid and remain in effect for all shipments made during the term of the Addendum.”

Article 3.1 shall be eliminated in its entirety.

Article 3.2 shall be eliminated in its entirety.

Article 3.3 shall be eliminated in its entirety:

Article 5 Volume Guarantees:

Article 5 is eliminated in its entirety.

Article 7 Payment:

Article 7.1: The second complete sentence of Article 7.1 shall be eliminated and replaced with the following sentence: “Beginning January 1, 2011, payment terms are net forty five (45) days and effective July 1, 2011 payment terms are net sixty (60) days and due on the Thursday of the week following the due date of the invoice, and absent a dispute regarding the amount of an invoice or an amount otherwise due under this Agreement.”

Article 7.2: Eliminate Article 7.2 in its entirety and replace it with the following: “In the event Purchaser fails to make timely full payment for undisputed product shipped between January 1, 2011 and June 30, 2011 within fifty five (55) days following the due date of the invoice in Article 7.1 (and for product shipped between July 1, 2011 and December 31, 2011 seventy (70) days following the due date of the invoice in Article 7.1), Supplier may thereafter, upon providing prior written notice to Purchaser, suspend further shipments of product until all payments are brought current. All late payments as defined in this Article will accrue interest at the rate of LIBOR plus 3% per annum until paid.”

Article 8 Certain Agreements Regarding Products:

Article 8.5: A new Article 8.5 shall be added as follows:

Suppliers agree to provide to Purchaser a full cost detailed Bill of Materials (“CBOM”) as set forth in this Article. In the event that Suppliers in the future request a price increase on any of the products on the Unit Price Schedule, Suppliers agree to provide Purchaser a CBOM for any of those products on which a price increase is being requested before any price increase goes into effect. In the event that Purchaser requests a quote from Suppliers on any Products not on the Unit Price Schedule, Suppliers agree to provide a CBOM at the time it provides the quote to Purchaser.

Article 9 Quality

Article 9.3: Eliminate Article 9.3 in its entirety and replace it with the following: “If the inspection reject rate (arising solely from inspections occurring at Supplier's facility in Xiamen, China) of a single Product reaches an unacceptable level (which shall occur if five percent (5%) or more of the Products produced within a given purchase order are rejected by Purchaser for non-conformance), Purchaser may recommend or institute corrective action.”

Article 19 Non-Competition

The amount of $10 million USD referred to in Article 19 for the purchase of rod based home gyms shall be changed to $6 million USD of rod based home gyms. In all other respects the terms of Article 19 remain.

Article 20 Duration of Agreement

Article 20: Substitute the date of “December 31, 2011” in place of “December 31, 2010.”

In all other respects the Supply Agreement dated May 2, 2008 shall remain in full force and effect through December 31, 2011.

PURCHASER:

NAUTILUS, INC.

By: /s/ William McMahon
Signature
Print Name: William McMahon
Title: SVP Consumer

Suppliers:

Treuriver Investments LIMITED

By: /s/ Michael Carmen Bruno
Signature
Print Name: Michael Carmen Bruno
Title: CEO

LAND AMERICA HEALTH AND
FITNESS CO., LTD.

By: /s/ Michael Carmen Bruno
Signature
Print Name: Michael Carmen Bruno
Title: CEO

Acknowledged and Agreed as to Article 19 above:

-----------------
/s/ Michael Carmen Bruno
MICHAEL BRUNO

/s/ Yang Lin Qing
YANG LIN QING